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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.    )*



                        MACHEEZMO MOUSE RESTAURANTS, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   554457 10 1
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                                 (CUSIP Number)

                                  July 23, 1998
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               (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed

          [   ] Rule 13d-1(b)
          [ x ] Rule 13d-1(c)
          [   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                             2
                                  SCHEDULE 13G

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CUSIP NO. 554457 10 1                                         PAGE 2 OF 4 PAGES
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David Chaklai
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [ ]
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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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                               5       SOLE VOTING POWER

          NUMBER OF                    226,371
           SHARES              ------------------------------------------------
        BENEFICIALLY           6       SHARED VOTING POWER
          OWNED BY
            EACH                       -0-
          REPORTING            ------------------------------------------------
           PERSON              7       SOLE DISPOSITIVE POWER
            WITH
                                       226,371
                               ------------------------------------------------
                               8       SHARED DISPOSITIVE POWER

                                       -0-
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          226,371
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES
                                                                           [ ]
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.67%
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12        TYPE OF REPORTING PERSON

          IN
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ITEM 1.

          (a)  Name of Issuer:  Macheezmo Mouse Restaurants, Inc.

          (b)  Address of Issuer's Principal Business Address:
               1020 SW Taylor Street, Suite 685, Portland, Oregon 97205


ITEM 2.

          (a)  Name of Person Filing:  David Chaklai

          (b)  Address of Residence:
               12156 SW Tryon Hill Road, Portland, Oregon 97219

          (c)  Citizenship:  United States of America

          (d)  Title of Class of Securities:  Common Stock

          (e)  CUSIP Number:  554457 10 1

ITEM 3.

          Not applicable.

ITEM 4.   OWNERSHIP.

          (a)  Amount Beneficially Owned:   226,371

          (b)  Percent of Class   5.67%

          (c) Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  226,371

               (ii)   shared power to vote or to direct the vote:  -0-

               (iii)  sole power to dispose or to direct the disposition of:
                      226,371

               (iv)   shared power to dispose or to direct the disposition of:
                      -0-

                                     Page 3 of 4

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ITEM 5.

          Not applicable.

ITEM 6.

          Not applicable.

ITEM 7.

          Not applicable.

ITEM 8.

          Not applicable.

ITEM 9.

          Not applicable.

ITEM 10.

          Not applicable.


                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 4, 1998                           By: /s/ DAVID CHAKLAI
                                                   ----------------------------
                                                       David Chaklai

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